EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Receives Markman Order in Mirror Worlds Patent Litigation

New York, New York - January 16, 2015, Network-1 Technologies, Inc. (NYSE MKT: NTIP) announced today that the United States District Court for the Eastern District of Texas, Tyler Division, issued its claim construction Order and Opinion or “Markman Order” in the patent litigation filed by Network-1’s subsidiary, Mirror World Technologies, LLC, against several vendors of document system software and computer systems for infringement of U.S. Patent No. 6,006,227 (the “‘227 Patent”).

In a Markman Order, the Court hearing a patent infringement case interprets and rules on the scope and meaning of disputed patent claim language regarding the patent at issue.  In the recently issued Markman Order, the Court ruled on the meaning of seven disputed claim terms.  The Court adopted Mirror Worlds’ proposed construction for four of the disputed claim terms, provided its own construction for two claim terms and adopted defendants’ proposed construction for one claim term.

Corey M. Horowitz, Chairman and CEO of Network-1 and President of Mirror Worlds, stated, “We are pleased with the Markman Order and remain confident in our position that the defendants infringe our patent rights.  We believe that the ruling represents a significant step forward toward the successful resolution of Mirror Worlds’ lawsuit.”

ABOUT NETWORK-1 TECHNOLOGIES, INC.

            Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Post-Effective Amendment No. 2 to Form S-1 Registration Statement filed with the Securities and Exchange Commission on September 30, 2014, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770